August 11, 1995



Dear Fellow Shareholder:

Continuing our policy of trying to provide you directly with timely information about Westmoreland's progress and status, I would like to update you on a number of developments since our June 6, 1995 Annual Shareholders Meeting. By the way, you should have received mailed copies of my presentation at the Shareholders Meeting. If you or anyone else you know who is interested have not, please let us know and we will get a copy off promptly. We hear that some people who hold our stock in street name have not been receiving our communications, and we want to be sure that all who are interested do get our letters. The problem, however, is a little like asking the people in the back row if they can hear you!

	Second Quarter Financial Results

We have recently released our second quarter 1995 financial results and filed Form 10-Q. A copy of the news release which summarizes the second quarter results is attached, but let me recap certain key items for you here.

Westmoreland's net loss was $10.4 million in the second quarter of 1995 compared to a net loss of $1.7 million in the second quarter of 1994. Net loss applicable to common shareholders was $11.7 million, compared to a net loss applicable to common shareholders of $2.9 million in the second quarter of last year. The difference between net loss and net loss applicable to common shareholders is the recognition of dividends payable to preferred shareholders, even if a preferred stock dividend was not declared.

The Company's operating loss was $10.8 million in the second quarter, compared to an operating loss of $0.6 million in the same period in 1994, and due primarily to further significant earnings deterioration at the Virginia Operations. Coal Operations lost $13.6 million in the current period compared to an operating loss of $0.3 million in the 1994 period. These losses were offset somewhat by operating income of $2.8 million from Westmoreland Energy, Inc., our independent power subsidiary, an improvement of $3.1 million over the second quarter of 1994.

Year to date results and other important information may be found in the attached second quarter news release.

	Coal Operations

Contributing to the $13.3 million of increased losses for the Coal Operations segment was, of course, the elimination of earnings of Criterion Coal Company sold in December, 1994 and the Hampton Division sold in January, 1995
($4.1 million of operating income in the second quarter of 1994 from the two properties). But the elimination of those earnings underscores, as we have said before, the substantial problem the Virginia Division represents for the Company and highlights the further earnings deterioration at the Virginia Division totaling $9.6 million in the second quarter (an operating loss of $8.4 million in the second quarter of 1995 compared to operating income of
$1.2 million in the second quarter of 1994).   This deterioration was related
to higher per ton production costs, reduced sales and increased depreciation expense. These in turn were driven by worsened mining conditions, the deferral of certain above market priced shipments, and accelerated recognition of the depreciating value of the Virginia Division's assets in light of the expiration of the high priced Duke tonnage in 1996.

As we stated in the Annual Report and then reiterated at the Annual
Meeting, such losses cannot be tolerated, and accordingly, we had been exploring options with various parties that could allow us to preserve the remaining value of the Virginia Division's assets. In light of second quarter results, we announced on June 20, 1995 that we would idle some or all of the Virginia Division and lay off substantially all of its employees beginning August 23, 1995 while we pursued these other options. A copy of the June 20 news release announcing these layoffs pursuant to the federal WARN Act is attached.

Sale of Duke Power Coal Supply Agreement

On July 31, 1995 we reached an agreement with Duke Power Company whereby Duke will buy out the remaining term of the coal supply agreement which we originally entered into with them on January 1, 1986. Since Duke was the Virginia Division's sole remaining customer, we promptly idled all operations at the Division. Pursuant to the WARN Act, all affected employees will be paid through August 23, 1995, and will receive severance benefits. The
Company expects to defray a significant cash portion of this severance cost by offering an Early Retirement Incentive Program to non-classified employees. Most of the cost of the Program will be funded from the non-classified employee pension plan surplus. Westmoreland will receive approximately $23 million in cash from Duke when the contract sale closes which is now expected in mid-August.



Remaining Virginia Division Assets

We also identified a number of parties who are interested in other Virginia Division assets. On July 31, 1995 we announced that we had entered into negotiations with A.T. Massey Coal Company, Inc., concerning the sale of the remaining assets of the Virginia Division and Pine Branch Mining Incorporated ("Pine Branch"), a small surface mining subsidiary which provided coal to the Division. These discussions are ongoing as we write this letter, and it is our hope that the discussions with A.T. Massey or others will result in a definitive agreement of sale in the near future.

The benefits to the Company from the sale of the Duke Agreement and the Virginia Division assets will be the elimination of the operating losses we have endured from the operations there, the transfer of certain liabilities, and the generation of additional cash for the Company's cash needs and for reinvestment. They do not, however, resolve our heritage cost problem.
More on this below.

Recognition of Liabilities

The idling of the Virginia Division in connection with the sale of its assets will require Westmoreland to recognize, for accounting purposes, certain liabilities. As previously discussed in the 1994 Form 10-K and Annual Report, the second quarter 1995 Form 10-Q, and in my discussion with you at the 1995 Annual Shareholders Meeting, the recognition of these liabilities will be material and may prevent the payment of preferred dividends, possibly as early as October 1, 1995. However, the total amount of the liabilities to be recognized and their impact on shareholders' equity cannot be definitively determined until, among other things, the ongoing negotiations for the sale of the remaining Virginia Division assets and Pine Branch are completed.
We will continue to keep you advised regarding this issue.

Liquidity

We noted in the attached second quarter news release that continuing increased losses at the Virginia Division on top of the ongoing cash costs related to post-retirement medical and workers' compensation benefits had created a significant drain on the Company's operating cash. We indicated that this, coupled with the scheduled funding requirements related to the Roanoke Valley II independent power project in October and the anticipated near term sale of Cleancoal Terminal Company, could result in the Company's liquidity resources becoming inadequate to meet operating requirements through December 31, 1995.

We now expect the sale of the Duke contract, the idling of the Virginia Division, and the anticipated sale of its remaining assets will resolve this issue for the near term. However, as I pointed out in detail at the Annual Meeting, the Company still faces an annual cash shortfall going forward driven by its substantial heritage costs, i.e., post-retirement medical and workers' compensation benefits. The projected shortfall has increased from $15-$20 million to $18-$23 million per year as a result of the following two new developments.

Retiree Health Benefit Plan Security. We have recently been advised by the Trustees of the 1992 United Mine Workers of America Benefit Plans that pursuant to The Coal Industry Retiree Health
Benefit Act of 1992 (the "Coal Act"), coal companies will be required to provide security for future payments to the UMWA Benefit Trust
Fund. The Trustees have set the level of security to be provided by Westmoreland at approximately $22 million, to be provided by bond, letter of credit, or cash. The Company has elected to create a cash escrow security fund by depositing approximately $2.5 million per year for 9 years, plus an annual finance fee of 2.5% on the remaining unfunded balance. The first installment, estimated to be approximately $2.9 million, will be due in January, 1996. While this additional cash payment is a significant burden on Westmoreland, it represents the least onerous method available for funding this requirement.

Increased Workers' Compensation Bond. We have also been notified by the Commonwealth of Virginia that we will be required to post an additional $750,000 of surety bonds to continue the existing self-insurance program for Virginia workers' compensation claims. These surety bonds must be obtained by September, 1995. This requirement, like the Benefit Trust Fund security requirement discussed above, places an additional cash burden on the Company.

Westmoreland Energy

Our independent power subsidiary, Westmoreland Energy Inc. ("WEI") continues to focus on increasing the value of existing operating projects and growing through new development opportunities. The existing projects' management are completing long-term strategic plans aimed at revenue enhancement and cost reduction. Those plans evaluate and recommend the marketing, operating and financing solutions that can maximize value during this time of change from a regulated to a competitive electrical power market.

WEI is also implementing a strategy for both short and long-term growth. Of highest interest are projects where the synergy of power production can be blended with that of coal mining. Using its solid fuel expertise, WEI is developing a waste wood and waste coal facility in Illinois which could begin construction in the next few years. WEI continues to work on a long-term mine-mouth merchant plant concept. The low cost of this type of plant makes it feasible during this time of industry restructuring.

On August 9, 1995 The Roanoke Valley I Partnership received a favorable decision from the Circuit Court of the City of Richmond, Virginia in the dispute between the Partnership and Virginia Power over the interpretation of the Forced Outage Day provisions in the power sales agreement between the parties. The Court denied Virginia Power's motion to dismiss the Partnership's amended complaint. This decision reversed an earlier decision in which the Court had granted a motion to dismiss an earlier complaint filed by the Partnership.
This case will now proceed with pre-trial preparations. We continue to believe our position is correct and we will keep you advised of developments.

Future Plans

Naturally, we intend to rigorously manage both our retiree medical costs and our workers' compensation claims to minimize, wherever possible, the cash demands created by these obligations. We continue to look for new and innovative ways to do this.

We are also working hard to reduce other costs and improve the performance of our solid operating assets. Relocation of a downsized corporate headquarters to less expensive and more strategic offices is one example and is on track for completion by mid-September.

Most crucial, however, is the rapid acquisition of new sources of significant income. This presents a formidable challenge to the Company, comprised of identifying appropriate opportunities and then finding the capital to finance them, all on a very expedited basis. While this work has begun, it will take all our resources to achieve once the Virginia Division transactions are closed.

As previously reported, we must take all these steps in the effort to generate enough cash to meet existing requirements through 1996 and beyond. It is impossible to assure you at this time that this can be accomplished, but we are doing everything we can to make it happen.

	Two New Directors

In a related development, we were pleased to announce that the Board of Directors elected Thomas W. Ostrander and James W. Sight to the Board at its regularly scheduled meeting on July 26, 1995. Messrs. Ostrander and Sight bring skills particularly relevant to the challenges currently faced by the Company, as more fully set forth in the attached copy of the news release issued following their election.

The election of Messrs. Ostrander and Sight is the initial fulfillment of the plan that we formulated in 1992 and further outlined in the 1994 Annual Report and the 1995 Proxy Statement. The plan temporarily enlarges the Board from seven to nine members and provides for a two year transition period (1995-1997) during which two of our current Directors will reach mandatory retirement age each year, and be succeeded by two additional new Directors. By the 1997 Annual Shareholders Meeting, the Board will once again have a total of seven members.

We continue to value the support you have given us as we work through our strategy to turn the Company around and secure its future. While we face additional challenges, we have accomplished significant steps toward our goals. Your continued support is very important to us, and as always, we encourage you to contact us to discuss matters of interest to you regarding your Company.

						Sincerely,


							Christopher K. Seglem